EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550

CERADYNE, INC. SIGNS AGREEMENT WITH ALCAN INC.

TO PROVIDE NUCLEAR WASTE CONTAINMENT SYSTEMS

Costa Mesa, Calif., and Saguenay, Quebec—June 8, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) and Alcan Inc. (NYSE/TSX: AL) announced today that they have signed a multi-year agreement to fabricate and distribute a nuclear shielding boron carbide/aluminum Metal Matrix Composite (MMC). Alcan’s Dubuc Works and Ceradyne’s recently formed subsidiary, Ceradyne Canada, will cooperate to produce state-of-the-art nuclear shielding structures, which will be formed into nuclear waste containment vessels. The incorporation of Alcan’s aluminum metal with Ceradyne’s boron carbide (B4C) powder results in a structural element (MMC) that can be formed into a system that effectively absorbs radioactive neutrons. Ceradyne will be responsible for the ultimate fabrication and distribution of these nuclear waste components.

Ceradyne plans on establishing an 80,000 square-foot manufacturing facility in Saguenay, Quebec, Canada, in order to process and extrude aluminum/boron carbide components using a state-of-the-art 2,750-ton short stroke press.

This technology initially will be focused on the market for spent nuclear fuel rods generated by nuclear power plants. However, Ceradyne and Alcan also intend to develop other aluminum/ceramic Metal Matrix Composites for a wide range of new applications, including the Company’s military vehicle armor program.

Joel Moskowitz, Ceradyne chief executive officer, commented: “We are extremely excited about this Ceradyne/Alcan agreement. With Alcan’s encouragement and cooperation, we intend to be a positive force in the Saguenay–Lac-Saint-Jean region. We expect to invest significant resources in plant and equipment. Our intention is to begin hiring people shortly and continue increasing our local staff over the next nine months. Our ultimate goal is a stable but growing workforce combined with the economic advantages of Quebec.”

Alcan Inc., based in Montreal, Quebec, is a leading worldwide materials company with world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions, and flexible and specialty packaging. For more information visit www.alcan.com.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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